EXHIBIT 10.2

EAGLE MATERIALS INC.

EAGLE MATERIALS INC. BUSINESS UNIT

SALARIED INCENTIVE COMPENSATION PROGRAM

(as adopted by the Board of Directors on May 15, 2026)

1.	Purpose

The purpose of the Eagle Materials Inc. Business Unit Salaried Incentive Compensation Program (the “Program”) is to establish an incentive bonus program which: (a) focuses on recognizing the performance of the applicable “Business Unit” (as described in the attached appendix, the “Governing Appendix Page”) of Eagle Materials Inc. (“Eagle”) as well as individual performance; and (b) aligns the interests of Participants (as defined below) with those of the stockholders of Eagle. The Program, as adopted by the Board of Directors (the “Board”) on May 15, 2026, is intended to replace the separate programs that previously existed in fiscal years prior to fiscal year 2027 for each of the applicable Business Units. The Program shall be in effect for the fiscal year ending March 31, 2027, and with respect to each separate fiscal year thereafter, until such time the Program is otherwise amended, modified, suspended or terminated pursuant to Section 2 below.

2.	Administration

The Program shall be administered by Eagle’s Chief Executive Officer (the “Administrator”); provided that the Compensation Committee of the Board (the “Committee”) shall retain ultimate authority to administer the Program, and the Committee may at any time, in its sole discretion, reassume the Administrator function or otherwise exercise any administrative authority under the Program. Notwithstanding the foregoing, the Committee shall retain all authority with respect to participation in the Program by, and awards hereunder to, any senior executive officers who are required to make disclosures under Section 16 of the Securities Exchange Act of 1934, as amended.

The Administrator and, to the extent applicable, the Committee shall have complete discretion and authority to administer the Program (which may include the delegation of any ministerial administrative duties hereunder to employees of Eagle or an Eagle subsidiary company, including employees in respect of the Business Unit (collectively, the “Company”), as appropriate, the adoption of rules, regulations and guidelines for carrying out the Program, etc.) and to interpret the provisions of the Program. Any determination, decision or action of the Administrator or, to the extent applicable, the Committee in connection with the construction, interpretation, administration or application of the Program shall be binding and conclusive upon all persons, and shall be given the maximum deference permitted by law; provided that the Committee shall have the authority to override any determination, decision or action of the Administrator. In addition, the Committee may amend, modify, suspend or terminate the Program, or any portion thereof, by adoption of a written instrument at any time without the consent of any Participant.

Neither the Administrator, nor any member of the Committee, nor any of their delegees pursuant to this Section 2 (each, a “Permitted Delegee”), shall be liable for anything done or omitted to be done by such individual or, as applicable, by any other person, who is the Administrator, a member of the Committee or a Permitted Delegee, in connection with the performance of any duties under the Program, except for such individual’s own willful misconduct or as expressly provided by statute.

3.	Eligibility; Participation

Senior management with respect to a Business Unit (“Eligible Employees”) are eligible to participate in the Program (i.e., with respect to such Business Unit). In addition, other employees, who have management responsibilities or are in a professional capacity that can measurably impact earnings of a Business Unit, may, as recommended by senior management of the Business Unit, be Eligible Employees (and be eligible to become Participants in the Program as it relates to such Business Unit), subject to the approval of the Administrator or, to the extent applicable, the Committee, and the terms of the Program. Notwithstanding any provision herein to the contrary, an Eligible Employee must be an exempt salaried manager or professional. No hourly or non-exempt employee may constitute an Eligible Employee or otherwise be eligible to participate in the Program.

Each Eligible Employee who receives a written or electronic communication from (or on behalf of) the Administrator or, to the extent applicable, the Committee, outlining the terms and conditions of his or her participation in the Program shall be a “Participant” in the Program for purposes of the applicable fiscal year. Notwithstanding any provision herein to the contrary, the addition of New Participants (as defined below) will not affect the total pool available (as described in Section 4 below) but may in effect dilute the potential awards of the original Participants with respect to such pool.

Except as otherwise determined by the Administrator or, to the extent applicable, the Committee, each Participant must remain continuously employed by the Company from such time during the fiscal year in which he or she became such a Participant pursuant to the preceding paragraph through the conclusion of such fiscal year in order to retain any award or receive any payment thereunder pursuant to the Program. With respect to individuals who first become both Eligible Employees and Participants during a fiscal year (e.g., as a result of being newly hired by, transferred into, or promoted within, a Business Unit, as applicable) (“New Participants”), their awards hereunder in respect of such fiscal year may be subject to proration as set forth in Section 5 below.

4.	Bonus Pool

To ensure reasonableness and affordability, the available funds for bonus payments under the Program are determined as a percentage of the EBITDA of the applicable Business Unit for the applicable fiscal year and as further described on the Governing Appendix Page (the “Reserved Percentage”). The actual Reserved Percentage may vary from year to year. The Reserved Percentage with respect to each such Business Unit’s EBITDA will be deemed to be contributed to fund the Program pool in respect of such Business Unit.

5.	Vesting; Payment

Notwithstanding anything to the contrary in the Program:

(a) if the EBITDA of the applicable Business Unit for the applicable fiscal year (as determined by the Administrator or, to the extent applicable, the Committee) is less than 50% of budget, then no funds shall be available for the bonus pool in respect of such Business Unit;

(b) a Participant may not receive a bonus payment under the Program in excess of the lesser of (i) two times (2X) such Participant’s annual base salary in the applicable fiscal year and (ii) a maximum dollar amount established by the Administrator or, to the extent applicable, the Committee;

(c) the Program shall not constitute a promise by the Company to make any payment to a Participant or to continue such Participant’s participation in the Program for any future fiscal year;

(d) no Participant shall become vested in or entitled to any bonus payment hereunder (to the extent such bonus payment is earned) in advance of such Participant’s receipt of the bonus payment (the “Payment Effective Time”), unless otherwise determined by the Administrator or, to the extent applicable, the Committee, in its sole discretion, it being understood that the Payment Effective Time shall occur as soon as practicable, and in any event within 60 days, following the completion of the applicable fiscal year—accordingly, unless otherwise determined in the sole discretion of the Administrator or, to the extent applicable, the Committee, a Participant’s termination of employment for any reason prior to the Payment Effective Time shall result in the forfeiture of his or her bonus award to the extent unpaid as of such time;

(e) for purposes of determining the amount payable pursuant to this Section 5 in respect of the fiscal year in which an individual became a New Participant, such amount may be adjusted by the Administrator or, to the extent applicable, the Committee, including the proration of such amount based on the following formula: (i) the number of days during such fiscal year in which such New Participant was employed in an Eligible Employee capacity (ii) divided by 365; and

Any portion of the bonus pool not paid out (unearned) or forfeited will be added to the Special Situation Program.

6.	Allocation of the Pool

Participants that are Section 16 officers will be eligible for a percentage of the bonus pool in respect of the applicable Business Unit, which percentage shall be recommended by the Administrator and shall be approved by the Committee. During the first quarter of the applicable fiscal year (or such other time within the applicable fiscal year to the extent an individual becomes a New Participant following the first quarter), senior management within the applicable Business Unit shall recommend to the Administrator or, to the extent applicable, the Committee, for approval the allocation of the remainder of the pool, subject to the limitations set forth in Section 5 above. For each Participant in the Program, the maximum annual bonus award opportunity is represented by the percentage of the bonus pool in respect of the applicable Business Unit assigned to such Participant, subject to the limitations set forth in Section 5 above.

7.	Goals and Objectives

At the beginning of the applicable fiscal year, goals and objectives shall be established for each Participant in accordance with this Section 7. All Participants in the Program must have the ability to significantly affect the performance of the applicable Business Unit by achieving measurable, quantifiable objectives. Eagle senior management or, to the extent applicable, senior management within the applicable Business Unit will determine the objective and discretionary balance of bonus opportunities for the other Participants in the Program, subject to approval by the Administrator or, to the extent applicable, the Committee. Goals and objectives may be comprised of objective and subjective criteria, and should be measurable and focus on areas that have meaningful impact on operational performance.

After the end of the applicable fiscal year, each Participant’s performance relative to the previously established goals and objectives, together with the Participant’s individual performance, will be evaluated by Eagle senior management or, to the extent applicable, senior management within the applicable Business Unit, who shall recommend the applicable award payout, if any, to the Administrator or, to the extent applicable, the Committee, for approval.

8.	No Employment Guaranteed; Unsecured Obligations

No provision of the Program shall confer any right upon any Participant to continued employment and any amounts payable under the Program shall constitute the unsecured obligations of the Company. Participants shall have no rights greater than those of a general unsecured creditor of the Company with respect to any payments hereunder.

9.	Governing Law

The Program and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

10.	Recoupment

The Program (and amounts paid in respect hereof) shall be subject to the terms of any clawback or recoupment policy of the Company as in effect from time to time, as well as any recoupment/forfeiture provisions that are otherwise required by law.

11.	Tax Withholding

The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any payment hereunder, including any non-U.S., federal, state, and local taxes.

12.	Assignability

Unless otherwise determined by the Committee, no right with respect to an award shall be assignable or transferable, whether voluntarily or involuntarily, by operation of law or otherwise, and any attempted assignment or transfer shall be null and void.

12.	Section 409A Matters

For the avoidance of doubt, payments under the Program are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and, if not exempt, are intended to comply with Section 409A of the Code. The Program shall be interpreted and construed consistent with such intent. In the event the terms of the Program would subject a Participant to taxes, penalties or interest under Section 409A of the Code (“409A Penalties”), the Committee may (in its discretion but without an obligation to do so) amend the terms of the Program to avoid such 409A Penalties, which amendments will, to the extent possible, be effected in a manner that does not adversely affect the rights of any Participant; provided that in no event shall the Company, the Committee, the Administrator or any Permitted Delegee be responsible for any 409A Penalties that arise in connection with the Program or any amounts payable under the Program. If a Participant is a “specified employee” (within the meaning of Section 409A of the Code), then any payment that is payable on account of the Participant’s “separation from service”, as that term is defined for purposes of Section 409A of the Code, shall be made on the first business day following the six-month anniversary of such Participant’s “separation from service” (or, if earlier, the date of such Participant’s death) if and to the extent that such payment constitutes non-qualified deferred compensation under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. To the extent any amounts payable under the Program constitute non-qualified deferred compensation under Section 409A of the Code and are payable by reference to a Participant’s “termination of employment” or “termination of service,” such term and similar terms shall be deemed to refer to such Participant’s “separation from service” within the meaning of Section 409A of the Code.

Governing Appendix Page

EAGLE MATERIALS INC. BUSINESS UNIT

SALARIED INCENTIVE COMPENSATION PROGRAM

Fiscal Year 2027

Participating Business Unit	Percentage of Business Unit’s EBITDA
American Gypsum Company LLC	2.00%
Republic Paperboard Company LLC	1.80%
Consolidated Cement Subsidiaries of Eagle	1.90%
Consolidated Concrete and Aggregates Subsidiaries of Eagle	2.40%